Exhibit 5.1

[LETTERHEAD]

January 7, 2008
The Board of Directors
LG HOLDING CORPORATION
3413 S Ammons Street #22-6
Lakewood, CO 80227

               Re:    Registration Statement on Form SB-2
                        LG HOLDING CORPORATION,
                 common stock, par value $0.001 per share

Gentleman:

         We are acting as counsel for LG HOLDING CORPORATION., a Colorado corporation (the"Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") under Commission File No. 333-146602 for the registration by certain selling shareholders of 63,100 shares of common stock, $0.001 par value, of the Company (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed andexamined originals or copies of such corporate records and other documents and havesatisfied ourselves as to such other matters as we have deemed necessary to enable us toexpress our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be registered as covered by the Registration Statement are duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the RegistrationStatement and to the reference to this firm under the caption "Legal Matters" in theprospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
    DAVID WAGNE

R & ASSOCIATES, P.C.